EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated October 8, 2007 (including amendments thereto) with respect to the Common Stock of Levitt Corporation This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
Dated: October 8, 2007

Prescott Group Capital Management, L.L.C.

By:	/s/ Phil Frohlich Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap, L.P.

By: Prescott Group Capital Management, L.L.C., its general partner

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member

Prescott Group Aggressive Small Cap II, L.P.

By: Prescott Group Capital Management, L.L.C., its general partner

By:	/s/ Phil Frohlich

Phil Frohlich, Managing Member

Phil Frohlich

By:	/s/ Phil Frohlich

Phil Frohlich

ANNEX A

Date	Shares Purchased/ (Sold)	Price Per Share	Total Cost
8/1/2007	100	6.64	664
8/1/2007	39,900	6.65	265,343
8/1/2007	40,000	7.05	282,008
8/3/2007	(700)	6..05	(4,234)
8/3/2007	(27,900)	6.00	(167,389)
8/8/2007	(2,500)	5.90	(14,746)
8/8/2007	(1,400)	5.87	(8,224)
8/8/2007	(3,300)	5.89	(19,444)
8/8/2007	(1,600)	5.86	(9,382)
8/8/2007	(200)	5.82	(1,164)
8/8/2007	(11,394)	6.22	(70,862)
8/15/2007	(1,500)	3.48	(5,227)
8/15/2007	(400)	3.60	(1,440)
8/15/2007	(7,600)	3.59	(27,274)
8/15/2007	(1,000)	3.16	(3,162)
8/28/2007	437,098	2.04	891,696
8/28/2007	100,000	2.07	207,008
8/28/2007	150,000	2.08	312,008
8/29/2007	1,243,028	2.02	2,510,957
8/29/2007	600,000	2.04	1,224,016
8/30/2007	3,090	2.06	6,372
9/5/2007	52,613	2.06	108,398
9/5/2007	20,461	2.05	41,954
9/10/2007	14,480	2.06	29,837
9/24/2007	231,062	2.02	466,753
9/28/2007	8,100	2.02	16,370
10/1/2007	103,379	2.00	206,758
10/5/2007	2,896,621	2.00	5,793,242